Exhibit 10.11

Contract treated as exchanged

5:15 p.m. 2215

Law Society Formula...

............

Ref: Brocks/Lewis

on behalf of

the Seller/Buyer.

DATED	22 May 2013

MAPELEY ACQUISITION CO (5) LIMITED

(acting by the Receivers)

and

JEMMA MCANDREW and RICHARD STANLEY

(the Receivers)

and

ARC EEMTRUK 001, LLC

ASSET SALE CONTRACT (ENGLAND AND WALES)

relating to land adjoining A470 at Rhyd-Y-Car, Merthyr Tydfil CF48 1DH

Annexure 1: Transfer.

1 South Quay

Victoria Quays

Sheffield S2 5SY

Tel: +44 (0)114 279 4000

ASSET SALE CONTRACT

DATE 22 May 2013

PARTIES

(1)	MAPELEY ACQUISITION CO (5) LIMITED (a limited liability company established under the laws of Bermuda) whose address for service in England for the purposes of this contract is 22 Hanover Square, London WS1 1JA (the "Seller") acting (as agents for and on behalf of the Seller) by the Receivers;

(2)	JEMMA MCANDREW and RICHARD STANLEY both of Jones Lang LaSalle of 22 Hanover Square, London WS1 1JA (the "Receivers" acting in their capacity as joint Law of Property Act Receivers and agents for the Seller); and

(3)	ARC EEMTRUK001, LLC (a limited liability company established under the laws of the state of Delaware), the registered office of which is at 2711 Centerville Road, Suite 400, Wilmington 19808 and whose address for service in England for the purposes of this contract is Moor Park Capital Partners LLP, York House, 45 Seymour Street, London W1H 7JT (the "Buyer").

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	The following definitions apply in this contract:

"Arrears"

means all money due from the Tenant on or before the date of actual completion or that become due after the date of actual completion but which relate to a period before actual completion but which has not been received by the Seller or its agents as cleared funds before the date of actual completion;

"Bank"

means Deutsche Bank AG, London of 6th Floor Winchester House, 1 Great Winchester Street, London EC2N 2BD;

"Business Day"

means a day other than Saturday, Sunday or a day on which banks are authorised to close in London for general banking business;

"Buyer's Solicitors"

means Trowers & Hamlins LLP of 3 Bunhill Row, London EC1Y 8YZ, (reference: Julien Allen);

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"Charge"

means the charge appearing at entries 7, 8 and 9 on the charges register of title number WA989029 as at 14 March 2013 at 13:08:21 and at entries 3, 4 and 5 on the charges register of title number CYM3350 as at 14 March 2013 at 13:10:32;

"Completion Date"

means either:

(a)	where the Buyer has received notice of its VAT registration and acknowledgement of its election to charge VAT from HMRC prior to the Target Completion Date, the Target Completion Date; or

(b)	where the Buyer has not received notice of its VAT registration and acknowledgement of its election to charge VAT from HMRC by the Target Completion Date, the earlier of:

(i)	the date nominated by the Buyer to be the Completion Date; and

(ii)	12 July 2013;

"Conditions"

means the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition);

"Contract Rate"

means three per cent over the base rate from time to time of HSBC Bank plc;

"Deposit"

means five per cent of the Purchase Price (exclusive of VAT);

"Property"

means the freehold property known as land adjoining A470 at Rhyd-Y-Car, Merthyr Tydfil CF48 1DH as registered at the Land Registry under title numbers WA989029 and CYM3350;

"Purchase Price"

means eight million pounds (£8,000,000) (exclusive of VAT);

"Seller's Solicitors"

means Nabarro LLP of 1 South Quay, Victoria Quays, Sheffield S2 5SY, (reference: PA\EDB\M3370\00030);

"Target Completion Date"

means 13 June 2013;

"Tenancy"

means the leases, licences and supplemental documents listed in Schedule 1 and any other supplemental document entered into by the Seller in connection with the management of the Property between the date of this contract and the date of actual completion;

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"Tenant"

means the tenant under the Tenancy;

"Transfer"

means the transfer of the Property from the Seller to the Buyer in the form annexed at Annexure 1;

"VAT"

means value added tax and/or any similar tax from time to time replacing it or performing a similar fiscal function.

1.2	Words and phrases defined in the Conditions have the same meaning in this contract, unless they have been defined in clause 1.1.

2.	INTERPRETATION

2.1	Unless otherwise expressly stated, the rules of interpretation set out in this clause 2 apply in this contract.

2.2	The contents page, headings and sub-headings in this contract are for ease of reference only and do not affect the meaning of this contract.

2.3	A reference to legislation is a reference to all legislation having effect in the United Kingdom from time to time, including:

2.3.1	directives, decisions and regulations of the Council or Commission of the European Union;

2.3.2	Acts of Parliament;

2.3.3	orders, regulations, consents, licences, notices and bye-laws made or granted:

(a)	under any Act of Parliament; or

(b)	under any directive, decision or regulation of the Council or Commission of the European Union, or

(c)	by a local authority or by a court of competent jurisdiction; and

2.3.4	any mandatory codes of practice issued by a statutory body.

2.4	A reference to particular legislation is a reference to that legislation as amended, modified, consolidated, re-enacted or replaced from time to time and to all subordinate legislation made under it from time to time.

2.5	Obligations undertaken by more than one person are joint and several obligations.

2.6	A reference to a clause, paragraph, schedule is to a clause or paragraph of or schedule to this contract and a reference to this contract includes its schedules and appendices.

2.7	Words in the singular include the plural and vice versa.

2.8	Reference to one gender includes all genders.

2.9	A reference in the Conditions to a working day is a reference to a Business Day.

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2.10	A requirement that a notice or other communication to be given or made under or in connection with this contract must be signed by the person giving or making it will be deemed to be satisfied if the notice or other communication is signed on behalf of the person giving it.

3.	preliminary

3.1	By the Charge the Seller charged the Property to the Bank.

3.2	The Bank has appointed the Receivers to be joint Law of Property Act Receivers of the Property.

3.3	The Seller, acting by the Receivers, is selling such right, title and interest as the Seller may have in the Property on the terms of this contract and the Buyer is willing to buy the Property on these terms.

3.4	The Receivers act as agent of the Seller and without personal liability and are a party to this contract in their personal capacity solely to take the benefit of the exclusions of liability contained within it.

4.	the Conditions

4.1	This contract incorporates the Conditions, except to the extent that they are varied or disapplied by or are inconsistent with the terms set out in this contract.

4.2	Condition 1.1.3(b) is varied by the addition of the following words at the end of it: "or if the Seller produces reasonable evidence that the Property will be released from such mortgages on or before the Completion Date". Condition 8.8.1 is varied by the addition of the following at the end: "under this condition but not otherwise".

4.3	Condition 1.3.2 is varied by the addition of the words "at the address and with the reference (if any) stated in the contract" after the words "party's conveyancer".

4.4	Condition 1.3.3 does not apply and the following wording is substituted for it "Transmission by fax is a valid means of giving a notice or delivering a document where delivery of the original document is not essential provided all relevant parts of the document or notice are received by the intended recipient in a legible state. Transmission by email is not a valid means of giving a notice or delivering a document." Conditions 1.3.5(c) and 1.3.7(e) do not apply to this contract.

4.5	Condition 1.3.7(a) is varied by the deletion of the words "first class post" and the addition in their place of the words "a registered post service within the meaning of the Postal Services Act 2000". Condition 1.3.7(b) does not apply to this contract. Condition 1.3.8 does not apply to this contract.

4.6	Conditions 9.5.2(b) and 9.6.2(b) are both varied by the addition of the words: "and any other materials relevant to the transaction which have been provided by the Seller's Solicitors" after the words: "return any documents".

4.7	Conditions 1.1.4, 3.2.1, 8.3.7 and 8.3.8 do not apply to this contract.

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5.	SALE AND PURCHASE

The Seller, acting by the Receivers, shall sell and the Buyer shall buy such right, title and interest as the Seller may have in the Property for the Purchase Price in accordance with this contract.

6.	DEPOSIT

6.1	Payment of the Deposit is to be made by direct credit from the Buyer's Solicitors' client account to the Seller's Solicitors' client account. The Seller's Solicitors shall hold the Deposit as stakeholders.

6.2	This clause 6.2 applies if no deposit is paid or if the deposit which has been paid is less than 10 per cent of the Purchase Price (exclusive of VAT). On receipt of a notice to complete served by or on behalf of the Seller, the Buyer shall:

6.2.1	if it paid no deposit, immediately pay a deposit equal to 10 per cent of the Purchase Price (exclusive of VAT), and such deposit is to be paid by direct credit from the Buyer's Solicitors' client account to the Seller's Solicitors' client account and the Seller's Solicitors shall hold such deposit as stakeholders; or

6.2.2	if the deposit which has been paid is less than 10 per cent of the Purchase Price (exclusive of VAT), immediately pay a further deposit equal to the balance of that 10 per cent, and such further deposit is to be paid by direct credit from the Buyer's Solicitors' client account to the Seller's Solicitors' client account and the Seller's Solicitors shall hold such deposit as stakeholders.

7.	TITLE

7.1	The Seller is registered at the Land Registry as proprietor with title absolute to that part of the Property comprised within title number WA989029 and as proprietor with possessory title to that part of the Property comprised within title number CYM3350. The Buyer has received from the Seller before the date of this contract, a copy of the entries subsisting on the register of the Property and of any title plans and copies or abstracts of any documents noted on that title other than any document a copy of which has not been filed at the Land Registry, and copies of the Tenancy, and the Buyer shall accept the Seller's title as shown by the Seller without further enquiry or requisition save in relation to any usual pre-completion requisitions raised by the Buyer's Solicitors and the Buyer may, within six working days of a matter coming to his attention after the contract was entered into, raise written requisitions on that matter.

7.2	Condition 6.4.2 is varied by the deletion of the words "or obtain, pay for" and the addition of the words "at the Buyer's expense" in their place, and by the addition of the following at the end: "The Seller shall not be required to include any matter in the statutory declaration which is not after reasonable enquiry within its personal knowledge".

8.	TITLE GUARANTEE

8.1	The Seller shall transfer the Property with no title guarantee and with no covenants for title whether express or implied.

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8.2	Conditions 6.6.2 and 6.6.3 do not apply to this contract.

9.	MATTERS AFFECTING THE PROPERTY

9.1	The Property is sold subject to, and where applicable, with the benefit of:

9.1.1	the matters contained or referred to in the registers of the title numbers WA989029 and CYM3350 maintained by the Land Registry as at 14 March 2013 at 13:08:21 and 14 March 2013 at 13:10:32 respectively other than the Charge;

9.1.2	the obligations and rights arising by virtue of the Tenancy;

9.1.3	any matters arising from the Seller's management of the Property before the date of actual completion as contemplated by this contract provided that clause 11 has been complied with by the Seller in conducting such management;

9.1.4	all matters discoverable by inspection of the Property before the date of this contract;

9.1.5	all matters relating to the Property which the Seller does not know about;

9.1.6	entries in any public register (whether made before or after the date of this contract) other than in respect of the Charge;

9.1.7	public requirements and any matters arising by virtue of any legislation;

9.1.8	any unregistered interests which fall within any of the paragraphs of Schedule 3 of the Land Registration Act 2002 (when read together with paragraphs 7 to 13 of Schedule 12 of that Act); and

9.1.9	all matters disclosed or which would be disclosed by searches or as a result of enquiries (formal or informal, and whether made in person, in writing or orally) before the date of this contract made by or for the Buyer or which a prudent buyer ought to make.

9.2	The Buyer will be deemed to take the Property with full knowledge of the matters subject to which the Property is sold, and shall not make any requisition or claim in respect of any of those matters save in relation to

9.2.1	any usual pre-completion requisitions which the Buyer's Solicitors might raise; and

9.2.2	Condition 6.2.2 shall apply in relation to such requisitions which the Buyer may raise.

9.3	Conditions 3.1.1, 3.1.2 and 3.1.3 do not apply to this contract.

10.	INSURANCE

10.1	The Seller shall maintain (and if necessary renew) the existing insurance of the Property in accordance with any obligation on it as landlord under the Tenancy until the date of actual completion.

10.2	The Seller shall permit the Buyer to inspect the policy or evidence of its terms at any reasonable time and obtain or consent to an endorsement on the policy of the Buyer's interest at the Buyer's expense.

10.3	If in the period between the date of this agreement and the date of actual completion, the Property is damaged or destroyed by a risk against which the Seller has insured, the Seller shall make a claim under its insurance policy for that damage or destruction and until the date of actual completion will keep the Buyer informed about the progress of such claim and will give due consideration to any representations the Buyer may make regarding the progress of the claim and use reasonable endeavours to process any claim made under the policy during the period from and including the date of this contract to and including the date of actual completion.

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10.4	To the extent that any insurance money for the damage or destruction is paid to the Seller after the date of actual completion, the Seller will hold the insurance money on trust for the Buyer and will, as soon as is reasonably practicable, pay it to the Buyer to use in accordance with the terms of the Tenancy.

10.5	To the extent that any insurance money for the damage or destruction has not been paid to the Seller before the date of actual completion, the Seller will, at the Buyer's expense, assign to the Buyer all rights to claim under the policy (other than those in respect of loss of rent up to 12 noon on the date of actual completion), the assignment being in such form as the Seller is reasonably able to give and which is approved by the Buyer (acting reasonably).

10.6	If the Seller receives any insurance money (other than for loss of rent in respect of the period up to the date of actual completion) it shall apply that money in accordance with the terms of the Tenancy (or to the extent that such money has not been expended for such purpose before the date of actual completion, shall hold such insurance money received by it on trust for the Buyer and will pay the money to the Buyer on the date of actual completion to be expended by the Buyer in accordance with the terms of the Tenancy), but where the Seller has incurred bona fide costs (which it can evidence by valid invoices) before receipt of insurance money in reinstating or remedying damage caused by an insured risk the Seller will be entitled to retain the insurance money received in reimbursement of the costs so incurred.

10.7	At (or as soon as practicable after) the date of actual completion the Seller shall cancel its insurance policy and use its reasonable endeavours to obtain an appropriate refund of any premium paid by the Tenant.

10.8	Subject to clause 10.10, the Seller shall refund to the Tenant within 10 Business Days of receipt from the insurer the proportionate part of the insurance premiums actually received by the Seller from the Tenant in relation to the then current period of insurance for the period from (but excluding) the date of actual completion.

10.9	If, at the time the Seller would be liable to refund a Tenant an amount under clause 10.8, there are Arrears in relation to that Tenant to which the Seller is entitled, the Seller shall not be bound to refund or pay the amount attributable to that Tenant under clause 10.8 (or, if less, such part of that amount as does not exceed those Arrears) (the "Retained Sum") but may retain the Retained Sum and the Buyer may credit an amount equal to the Retained Sum against any Arrears which the Buyer is liable to pay to the Seller pursuant to clause 16.

10.10	The Buyer agrees to the insurer reimbursing the Seller direct in respect of the Seller's costs and/or expenses incurred by the Seller relating to damage to the Property or loss of rent before the date of actual completion.

10.11	Condition 7 shall apply as varied by this contract and section 47 of the Law of Property Act 1925 do not apply to this contract.

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11.	MANAGEMENT BETWEEN EXCHANGE AND COMPLETION

11.1	Subject to clause 11.2 the Seller shall, until actual completion manage the Property in accordance with the principles of good estate management.

11.2	Except where the Seller is contractually bound to do so at the date of this contract, the Seller shall not, without the Buyer's written consent, not to be unreasonably withheld or delayed or given subject to any unreasonable condition where the Seller is under an obligation not to unreasonably withhold or delay consent or not to impose any unreasonable condition:

11.2.1	grant or agree to grant any lease or occupational licence of the Property;

11.2.2	agree terms for, or the form of, any lease or occupational licence of the Property;

11.2.3	grant or agree to grant any licence or consent under the Tenancy;

11.2.4	agree terms for, or the form of, any licence or consent under the Tenancy;

11.2.5	accept or agree to accept a surrender of the Tenancy nor serve a notice to end the Tenancy;

11.2.6	exercise any break clause under the Tenancy;

11.2.7	knowingly vary or agree to any variation of the Tenancy;

11.2.8	knowingly waive any material breach of covenant by the Tenant or release the Tenant from any material obligation under the Tenancy;

11.2.9	draw upon any rent deposit or other monetary security held by or on behalf of the Seller, other than in order to satisfy payment of rent or other sums due but unpaid under the Tenancy;

11.2.10	take any steps to forfeit the Tenancy distrain against the Tenant, or register any charging order over the Tenancy;

11.2.11	begin any proceedings and/or issue a petition against the Tenant or take any steps to wind up (or bankrupt) the Tenant nor carry out any court or arbitration proceedings in connection with the Tenancy;

11.2.12	serve any schedule or notice of dilapidations on the Tenant;

11.2.13	carry out any works to the Property other than repairs or maintenance or any works which the Seller may be obliged or permitted to carry out under the Tenancy or which are required as a matter of emergency;

11.2.14	serve any notice on the Tenant or any third party in relation to any matters relating to the Property.

11.3	In all other respects, the Seller is to manage the Property in accordance with the principles of good estate management until and including the date of actual completion.

11.4	The Buyer shall indemnify the Seller against all liabilities, damages, proper costs and expenses arising from any delay in the Buyer providing its consent pursuant to clause 11.2 or any claim for breach of duty made against the Seller under the Landlord and Tenant Act 1988, or any claim for breach of duty or breach of covenant made against the Seller under the Tenancy, in respect of any matter which the Seller is obliged to refer to the Buyer under the terms of clause 11.2, except to the extent that the claim arises from any act or omission of the Seller.

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11.5	Within two working days of completion or service the Seller shall send to the Buyer a copy of any document completed or served by the Seller or any notice served by the Seller in connection with any matter mentioned in clause 11.2.

11.6	Conditions 4.1 and 4.2 do not apply to this contract.

12.	THE TRANSFER

12.1	The Seller shall not be required to transfer the Property otherwise than as a whole and to the Buyer at the Purchase Price.

12.2	The Transfer shall be in the form of the draft annexed to this contract as Annexure 1.

12.3	Conditions 3.3, 6.1, 6.2 and 6.3 do not apply to this contract.

13.	Rental top up

"Top Up Sum"

means a sum equal to the aggregate of:

(1)	If actual completion occurs before 1 July 2013,

(a)	two thousand one hundred and nine pounds and thirty one pence (£2,109.31) per day for the period commencing on and including the day after the date of actual completion and finishing on and including 30 June 2013 plus one thousand fifty four pounds and sixty five pence (£1,054.65) (to be a sum reflecting half the daily rate for the day of completion); and

(b)	five hundred and seventy nine thousand and two pounds (£579,002) (being 549 days x £1,054.65) for the period commencing on and including 1 July 2013 and finishing on and including 31 December 2014.

(2)	If actual completion occurs on or after 1 July 2013, one thousand & fifty four pounds and sixty five pence (£1,054.65) per day for the period commencing or and including the day after actual completion and finishing or and including 31 December 2014, plus five hundred and twenty seven pounds and thirty two pence (£527.32) (to be a sum reflecting half the daily rate for the day of completion).

13.1	The Seller shall pay to the Buyer the Top Up Sum at actual completion, subject to the provisions of this clause 13 provided that the Buyer has supplied to the Seller full account details at least two working days before the Completion Date.

13.2	Not less than five Business Days before the Completion Date the Buyer may serve notice on the Seller confirming that the Buyer wishes to receive the benefit of the Top Up Sum as a deduction from the Purchase Price.

13.3	The Seller shall pay to the Buyer the Top Up Sum on completion which shall be paid by allowing the Buyer to retain from the monies due to the Seller on completion an amount equivalent to the Top Up Sum (but not as a deduction from the Purchase Price).

13.4	If the Buyer elects to receive the Top Up Sum as a deduction from the Purchase Price it shall be deducted from the amount of completion monies due from the Buyer at actual completion.

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13.5	Payment or deduction of the Top Up Sum in accordance with the Buyer's election pursuant to clause 13.3 or 13.4 will constitute full satisfaction of the Seller's obligations in respect of the Top Up Sum.

14.	COMPLETION

14.1	Completion shall take place on the Completion Date and the money due on completion shall be paid by direct credit from the Buyer's Solicitors' client account to the Seller's Solicitors' client account and, if applicable, by an unconditional release of the Deposit held by a stakeholder to the Seller in accordance with clause 6.

14.2	The wording in Condition 8.3.2(a) does not apply and the following wording is substituted for it "if the whole Property is sold with vacant possession or Condition 9.3.4 applies, the date of actual completion, or".

14.3	For the purposes of Condition 9.3.4 the Seller gives the Buyer notice that it will take the net income from the Property until completion as well as compensation under Condition 9.3.1.

14.4	On completion the Seller shall provide the Buyer with:

14.4.1	a duly completed DS1 in respect of the Charge; and

14.4.2	an appropriate rent authority letter address to the Tenant, advising the Tenant of the change in landlord under the Tenancy.

14.5	The Buyer shall provide the Seller with official copies of the register of the Buyer's title (including the title plan) as soon as reasonably practicable following completion of the registration of the Transfer.

15.	APPORTIONMENT OF RENT

15.1	Condition 8.3 applies as varied by this contract save that clause 8.3.2(b) shall be deleted and replaced with "otherwise 12 noon on the date of actual completion (so that the day of actual completion is split 50/50 between the Buyer and the Seller)".

15.2	The income to be apportioned under Condition 8.3 shall exclude service charges, VAT and payments in respect of insurance.

15.3	To the extent that any income is Arrears, payment of the apportioned part shall not be paid or allowed to the Buyer on the date of actual completion.

15.4	Condition 8.3.3 is varied by the deletion of the words "the beginning of" and the addition of the words "12 noon on" in their place. Condition 8.3.4(a) is varied by the addition of the words "12 noon on" after the words "from and including".

15.5	Condition 8.3.6 does not apply to this contract.

16.	ARREARS

16.1	The Seller shall, on the date of actual completion, assign all rights to Arrears to the Buyer in the form of the draft assignment set out in Schedule 3.

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16.2	As between the Seller and the Buyer and notwithstanding clauses 16.1 and 16.6, the Buyer is entitled to:

16.2.1	that part of any Arrears of the annual rent first reserved (excluding any VAT on that rent) under the Tenancy which became due on the rent payment date immediately preceding the date of actual completion and which would have been apportioned to the Buyer pursuant to clause 15 had the relevant amount not been Arrears;

16.2.2	any Arrears on account of which the Seller has retained an amount in respect of insurance premium pursuant to clause 10.9;

16.2.3	any Arrears on account of which the Seller has retained an amount pursuant to clause 19,

and the Seller is entitled to all other Arrears.

16.3	If on or after the date of actual completion the Seller (or its managing agents) receives any money as cleared funds from the Tenant (or a guarantor of the Tenant) in respect of Arrears, the Seller shall retain that money and apply it in order to reduce or discharge (on a pound for pound basis) the Arrears due from the Tenant and to which the Seller is entitled. To the extent that such money exceeds the amount of the Arrears due from the Tenant to which the Seller is entitled (on a pound for pound basis), the Seller shall pay that excess to the Buyer within 10 Business Days of receipt.

16.4	The Buyer shall use its reasonable endeavours to recover any Arrears for a period of six months from the date of actual completion, but not to be obliged to institute and/or pursue legal proceedings of any kind (whether against the Tenant or a guarantor of the Tenant) for the recovery of any Arrears.

16.5	If the Buyer receives any money from the Tenant (or from the Tenant’s guarantor or from any other form of security held in respect of the Tenant) in respect of Arrears it shall immediately pay the whole of that money to the Seller in order to reduce or discharge (or such part of that money as will discharge), on a pound for pound basis, the Arrears in respect of the Tenant to which the Seller is then entitled (after having deducted any amount which the Seller has retained in respect of the Tenant as mentioned in clause 16.3).

16.6	If there are any Arrears outstanding six months after the date of actual completion and the Seller is entitled to the whole or any part of those Arrears, the Seller may, not later than one month after the end of that six months, require the Buyer in writing to assign the whole or any part of the Arrears to the Seller. Within 20 Business Days of such a request, the Buyer shall assign all rights to those Arrears to the Seller in a form reasonably required by the Seller.

16.7	If, after an assignment pursuant to clause 16.6, the Seller receives any money as cleared funds from the Tenant (or a guarantor of the Tenant) in respect of Arrears, it shall apply that money firstly, in order to reduce or discharge (on a pound for pound basis) the Arrears due from the Tenant and to which the Seller is entitled. To the extent that such money exceeds the amount of the Arrears due from the Tenant to which the Seller is entitled (on a pound for pound basis), the Seller shall (within 10 working days after having applied such money in accordance with this clause) pay that excess to the Buyer.

16.8	In this clause 16.8 the "Cut-off Date" is the day after the end of the period of seven months after the date of actual completion, except that if the Seller has requested an assignment of any Arrears to it pursuant to clause 16.6 then, in respect of the Arrears to which an assignment pursuant to clause 16.6 relates, the "Cut-off Date" is the day after completion of that assignment. The Buyer shall not, before the Cut-off Date:

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16.8.1	knowingly waive the whole or any part of any Arrears or release any person from an obligation to pay the whole or any part of any Arrears; or

16.8.2	assign, encumber or hold on trust its right to the whole or any part of the Arrears; or

16.8.3	accept a surrender of the Tenancy in respect of which there are Arrears unless the Buyer pays the Seller an amount equal to the Arrears then outstanding from the Tenant to which the Seller is entitled (and in that case, the Seller will cease to be entitled to any Arrears from the Tenant).

16.9	The Seller shall not at any time after the date of actual completion take any step to:

16.9.1	forfeit the Tenancy;

16.9.2	distrain against the Tenant;

16.9.3	register any charging order over the Tenancy; or

16.9.4	issue a petition for the winding-up or bankruptcy of the Tenant (or any guarantor of the Tenant).

16.10	Nothing in this clause 16 will prevent the Buyer paying the Seller at any time after the date of actual completion an amount equal to the whole of any Arrears then outstanding from the Tenant to which the Seller is entitled. If the Buyer makes such a payment the Seller will cease to be entitled to any Arrears from the Tenant and in respect of those Arrears the Cut-off Date will be deemed to have been reached.

16.11	As between the Seller and the Buyer, this clause 16 shall apply notwithstanding any appropriation of any payment made by the Tenant (or its guarantor).

17.	VAT

17.1	Except where otherwise specified in this contract, the Buyer shall pay the Seller any VAT which may be due on supplies made to the Buyer under this contract, and all sums payable under this contract are exclusive of any VAT payable on them.

17.2	If on or before the date of actual completion the Buyer has provided to the Seller:

17.2.1	a copy of its certificate of VAT registration; and

17.2.2	a notification that paragraph 5(2B) of the Value Added Tax (Special Provisions) Order 1995 (a "5(2B) Notification") does not apply to it,

then clauses 17.4 to 17.9 shall apply and clause 17.10 shall not apply.

17.3	If the Buyer has not provided to the Seller a copy of its certificate of registration or a 5(2B) Notification on or before the date of actual completion then clause 17.10 shall apply and clauses 17.4 to 17.9 shall not apply.

17.4	The Seller and Buyer intend and expect that the sale of the Property in accordance with this contract will constitute the transfer of a business or part of a business as a going concern within the terms of article 5 of the Value Added Tax (Special Provisions) Order 1995 so that the sale and purchase of the Property is properly regarded as neither a supply of goods nor a supply of services for the purposes of VAT.

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17.5	The Seller warrants that it or the representative member of the VAT group to which it belongs:

17.5.1	is duly registered for the purposes of VAT with registration number 853 7978 66; and

17.5.2	has exercised (or is treated as having exercised) a valid option to tax the Property under Part 1 of Schedule 10 to the Value Added Tax Act 1994.

17.6	The Buyer warrants and undertakes that the Buyer (or the representative member of the VAT group to which it belongs):

17.6.1	has exercised (or is treated as having exercised) or shall before the Completion Date exercise a valid option to tax the Property under Part 1 of Schedule 10 of the Value Added Tax Act 1994 with effect from the Completion Date;

17.6.2	has notified HM Revenue & Customs or shall notify HM Revenue & Customs before the Completion Date of that option in accordance with paragraph 20 of Schedule 10 of the Value Added Tax Act 1994 (the "Notification");

17.6.3	shall no later than two Business Days before the Completion Date provide the Seller with a copy of the Notification; and

17.6.4	shall provide the Seller with a copy of the formal acknowledgement of the Notification issued by HM Revenue & Customs immediately following its receipt.

17.7	The Buyer warrants and undertakes that neither the Buyer nor the representative member of the VAT group to which it belongs:

17.7.1	shall cause or permit its VAT registration to be cancelled on or before the date of actual completion; and

17.7.2	has revoked nor shall revoke the option referred to in clause 17.6.1 on or before the date of actual completion.

17.8	The Buyer warrants and undertakes that:

17.8.1	it is buying the Property as beneficial owner and not as nominee for any other person or persons;

17.8.2	it shall continue to use the Property following actual completion for a letting business; and

17.8.3	the option referred to in clause 17.6.1 will not be disapplied by virtue of paragraph 5(2B) of the Value Added Tax (Special Provisions) Order 1995 and paragraph 12 of Schedule 10 of the Value Added Tax Act 1994.

17.9	If on or after the date of actual completion HM Revenue & Customs determine that VAT is payable on the sale of the Property or any part of it:

17.9.1	the Buyer shall, within 10 Business Days of being so requested in writing by the Seller, pay to the Seller an amount equal to the VAT required to have been paid to HM Revenue & Customs together with any interest, penalty or surcharge in relation to the sale and an amount equal to any reasonable and proper costs the Seller incurs in connection with the determination (but only to the extent that such interest, penalties or surcharges arise as a result of any breach by the Buyer of the warranties in clauses 17.6 to 17.8); and

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17.9.2	the Seller shall deliver a VAT invoice to the Buyer in respect of the taxable supply of the Property or the relevant part of the Property on payment of the VAT by the Buyer.

17.10	Where this clause 17.10 applies pursuant to clause 17.3 the parties agree that the sale of the Property in accordance with this contract does not constitute the transfer of a going concern and that such sale is a taxable supply for VAT purposes. The Buyer shall pay VAT due on the supply of the Property in addition to the Purchase Price upon receipt of a valid VAT invoice.

17.11	If the Buyer fails to pay any amount in respect of VAT when due to be paid to the Seller pursuant to this contract, the Buyer shall in addition pay interest on it at the Contract Rate from the date that such payment was payable until the date that the Buyer makes actual payment to the Seller.

17.12	If the Buyer fails in any respect to comply with its obligations or has in any respect breached its warranties in this clause 17 as a direct or indirect result of which HM Revenue & Customs impose any interest, penalty or surcharge on the Seller or the Seller is prevented from recovering input VAT then the Buyer shall immediately on demand pay to the Seller an amount equal to such interest, penalty or surcharge or irrecoverable input VAT, and shall pay to the Seller an amount equal to any reasonable and proper costs the Seller incurs in connection with the imposition.

17.13	Condition 1.4 does not apply to this contract.

18.	RELEASE OF THE SELLER

18.1	The Buyer shall give the Seller such reasonable assistance and information which the Seller may require in connection with any application by the Seller pursuant to section 6 or section 7 of the Landlord and Tenant (Covenants) Act 1995 for a release of the Seller from any landlord covenant (which term is to be construed consistently with the Landlord and Tenant (Covenants) Act 1995) under the Tenancy or to the court for a declaration that a release of such landlord covenant is reasonable or in connection with any release of the Seller from any liability under any Tenancy pursuant to that Tenancy.

18.2	Condition 4.3 does not apply to this contract.

19.	POST-COMPLETION RECEIPTS

If the Seller receives any payment pursuant to the Tenancy from (or on behalf of) the Tenant after the date of actual completion and the Seller is not otherwise entitled to that payment by virtue of this contract, the Seller may, if there are Arrears in relation to that Tenant to which the Seller is entitled, retain the whole or such part of the amount received as does not exceed those Arrears, and apply it in order to reduce or discharge (on a pound for pound basis) the Arrears due from that Tenant and to which the Seller is entitled, and the Buyer may then credit an amount equal to the sum retained against any Arrears which the Buyer is liable to pay to the Seller pursuant to clause 16. If there are no such Arrears, the Seller shall pass the payment to the Buyer (in which case the Buyer shall indemnify the Seller against any liability to the Tenant in respect of the payment) within 10 working days of receipt of such payment.

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20.	STATE AND CONDITION OF THE PROPERTY

20.1	The parties agree that all risks associated directly or indirectly with the Property or the state and condition of the Property pass to the Buyer on the date of this contract.

20.2	The Buyer acknowledges that it has inspected the Property, has had the opportunity (and the Seller's permission) to undertake its own investigations and surveys into the state and condition of the Property (both above and below ground) and has satisfied itself as to the state and condition of the Property and has formed its own view as to the suitability of the Property for the Buyer's purposes.

20.3	The parties agree that the Seller shall not, under any circumstances, be liable for:

20.3.1	the state and condition of the Property, nor

20.3.2	any loss or damage or injury of any kind whatsoever arising from:

(a)	the state and condition of the Property, or

(b)	any defect in the Property, or

(c)	the presence of any substances or materials in, on or under the Property or the escape from the Property at any time of any substances or materials after the date of actual completion but the Seller shall remain liable for the escape or release from the Property of any such substances or materials before the date of actual completion which were caused, contributed to or exacerbated by the Seller and/or persons authorised by the Seller.

20.4	The parties agree that all warranties, conditions and stipulations whatsoever on the part of the Seller as to the state and condition of the Property are excluded and the Buyer accepts full responsibility for its state and condition.

21.	HEALTH AND SAFETY FILE

The Buyer acknowledges that it has inspected the health and safety file for the Property maintained by the Seller for the purposes of the Construction (Design and Management) Regulations 2007 and that it is aware of the nature and purpose of that file.

22.	COSTS

22.1	Either party shall reimburse the other for any costs (including legal costs on an indemnity basis) which the relevant party incurs on or after the Completion Date in respect of any steps taken to enforce or complete this contract, including the preparation and service of any notice to complete.

22.2	Any obligation to pay costs includes an obligation to pay associated disbursements and other fees and expenses and includes an obligation to pay an amount equal to any VAT on such costs, disbursements, fees and expenses which is irrecoverable by the party incurring the costs.

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23.	ACKNOWLEDGEMENT BY THE BUYER

23.1	Neither the Receivers nor their agents, employees, firms, partners, members, advisors or representatives shall incur any personal liability whatsoever under or by virtue of this contract (in their capacity as agents of the Seller or otherwise) whether in contract, tort or otherwise including any agreement, instrument or document entered into pursuant to this contract.

23.2	The Receivers have entered into this contract solely for the purpose of obtaining the benefit of the provisions in the contract that are in the Receivers' favour.

23.3	The Buyer acknowledges that it does not enter into this contract on the basis of and does not rely, and has not relied on any statement, representation or warranty (in any case whether oral or written made or given, by the Seller, the Receivers or by any employees, advisers (including the Seller's Solicitors) or agents or any other person (whether a party to this contract or not)) except those expressly repeated or referred to in this contract and those made in request to enquiries made by the Buyer's Solicitors to the Seller's Solicitors.

23.4	The exclusion of liability in clause 23.1 shall apply and continue in effect notwithstanding the termination of any agency of the Receivers after the signing of this contract.

24.	ENTIRE CONTRACT

24.1	The parties acknowledge that this contract and any document annexed to it contain all the express terms of the contract between them for the sale and purchase of the Property.

24.2	The Buyer acknowledges that:

24.2.1	except for the written replies made by the Seller's Solicitors to the formal written pre-contract enquiries made by the Buyer's Solicitors, it has not relied on or taken into account any statement or representation made by or on behalf of the Seller, whether written or oral (and including any made negligently) in deciding to enter into this contract; and

24.2.2	it shall not be entitled to make any requisition or claim in respect of the state of repair or condition of the Property or the compliance or non-compliance of the Property or its use with any legislation.

24.3	Condition 9.1.1 is varied to read, "If any plan or statement in the contract or in the written replies made by the Seller's Solicitors to any formal written enquiry made by the Buyer's Solicitors before the date of this contract is or was misleading or inaccurate due to any error or omission the remedies (including any remedy based on negligence) available are as follows".

24.4	Nothing in this clause 24 will operate to limit or exclude any liability for fraud.

25.	non-merger

25.1	Completion, including completion of the Transfer and of any other deed or document entered into pursuant to this contract, does not cancel any liability to perform any outstanding obligation under this contract.

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25.2	Condition 9.4 is varied by the addition of the following: "The buyer shall pay the seller interest at the contract rate on any sum due to the seller after completion for the period from the date any such sum is due until the date it is paid to the seller."

26.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless expressly stated nothing in this contract will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

27.	GOVERNING LAW and jurisdiction

27.1	This contract, and any deed or document entered into pursuant to it, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by the law of England and Wales.

27.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to determine any dispute or claim that arises out of or in connection with this contract or its subject matter or formation (including non-contractual disputes or claims).

This contract has been entered into on the date stated at the beginning of it.

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Schedule 1

Tenancy

Document	Date	Parties	Original or copy?
Lease	25.06.2012	(1) Mapeley Acquisition Co (5) Limited (2) Everything Everywhere Limited	Original

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Schedule 2

Management transactions

Premises	Transaction
The Property	Consent to signage works.

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Schedule 3

Form of assignment of Arrears under Tenancies

DEED OF ASSIGNMENT OF ARREARS

DATE [SAME DATE AS COMPLETION]

PARTIES

(1)	MAPELEY ACQUISITION CO (5) LIMITED (a limited liability company established under the laws of Bermuda) whose address for service in England for the purposes of this deed is 22 Hanover Square, London WS1 1JA (the "Seller") acting (as agents for and on behalf of the Seller) by the Receivers;

(2)	JEMMA MCANDREW and RICHARD STANLEY both of Jones Lang LaSalle of 22 Hanover Square, London WS1 1JA (the "Receivers" acting in their capacity as joint Law of Property Act Receivers and agents for the Seller); and

(3)	ARC EEMTRUK001, LLC (a limited liability company established under the laws of the state of Delaware), the registered office of which is at 2711 Centerville Road, Suite 400, Wilmington 19808 and whose address for service in England for the purposes of this contract is Moor Park Capital Partners LLP, York House, 45 Seymour Street, London W1H 7JT (the "Buyer").

RECITALS

(A)	By a transfer dated on the same day as this deed, property known as Land adjoining A470 at Rhyd-Y-Car, Merthyr Tydfil CF48 1DH was transferred by the Seller to the Buyer subject to and with the benefit of the tenancy short particulars of which are set out in Schedule 1 of the contract providing for this deed and made between (1) the Seller (2) the Receivers as joint Law of Property Act Receivers and agents for the Seller and (3) the Buyer and dated [ ] (the "Tenancy").

(B)	The Arrears remain unpaid.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this deed "Arrears" means the sums due from the tenant under the Tenancy before the date of this deed but which had not been received as cleared funds by the Seller or its agents before the date of this deed and/or that have become due after the date of actual completion but which relate to a period on or before actual completion.

1.2	The clause headings are for reference only and do not affect the construction of this deed.

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1.3	Obligations undertaken by more than one person are joint and several obligations.

2.	ASSIGNMENT

In consideration of these presents, the Seller assigns all the Arrears, together with all rights to take any proceedings in the Buyer's own name necessary to obtain payment of the Arrears and to give receipts and discharges for the Arrears to the Buyer to hold to the Buyer absolutely.

3.	NOTIFICATION TO THE TENANTS

The Buyer shall give written notice of this deed to each person from whom Arrears are due within 10 business days of the date of this deed.

4.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless expressly stated nothing in this deed will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

This document has been executed as a deed and is delivered on the date stated at the beginning of it.

[EXECUTION BY BOTH PARTIES]

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Signed for and on behalf of	)
MAPELEY ACQUISITION CO (5) LIMITED	)
acting by JEMMA MCANDREW as joint receiver	)
of the Property acting as agent without personal	) /s/ Jemma McAndrew
liability for and on behalf of the Seller:	)

Joint Receiver

Signed by /s/ Jesse C. Galloway
a duly authorised signatory for and on	)
behalf of ARC EEMTRUK001, LLC:	)
(Director)
Jesse C. Galloway

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Annexure 1

Transfer

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